EXHIBIT 4.2

EXECUTION VERSION

INSTRUMENT OF RESIGNATION OF RESIGNING TRUSTEE, APPOINTMENT OF

SUCCESSOR TRUSTEE AND ACCEPTANCE

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (this “Agreement”) entered into as of December 1, 2006 among Coca-Cola Enterprises Inc., a Delaware corporation (the “Issuer”), JPMorgan Chase Bank, N.A., a national banking association, as successor in interest to Manufacturers Hanover Trust Company (“Resigning Trustee”) and Deutsche Bank Trust Company Americas, a New York banking corporation (“Successor Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and Resigning Trustee have entered into the Indenture, dated as of July 30, 1991, as supplemented by the First Supplemental Indenture, dated as of January 29, 1992 (as so supplemented, the “Indenture”), which provides for the issuance of the Issuer’s Securities, as set forth on Exhibit A hereto (collectively, the “Notes”); and

WHEREAS, Resigning Trustee has been acting as Trustee under the Indenture; and

WHEREAS, Section 7.08 of the Indenture provides that Resigning Trustee may resign at any time by giving notice thereof to the Issuer; and

WHEREAS, Section 7.08 of the Indenture further provides that the Issuer shall promptly appoint a successor Trustee to fill a vacancy in the office of Trustee under the Indenture; and

WHEREAS, Section 7.08 of the Indenture further provides that any successor Trustee appointed in accordance with the Indenture shall execute, acknowledge and deliver to the Issuer and the retiring Trustee an instrument accepting such appointment under the Indenture, and thereupon the resignation of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, trusts and duties of the retiring Trustee under the Indenture; and

WHEREAS, the Issuer wishes to appoint Successor Trustee as successor Trustee and Agent under the Indenture to succeed Resigning Trustee in such capacities; and

WHEREAS, Successor Trustee is willing to accept such appointment as successor Trustee and Agent under the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, Successor Trustee is eligible to act as successor Trustee under the Indenture;

NOW, THEREFORE, pursuant to the provisions of the Indenture and in consideration of the covenants herein contained, it is agreed among the Issuer, Resigning Trustee and Successor Trustee as follows:

1.	Pursuant to Section 7.08 of the Indenture, Resigning Trustee hereby resigns as Trustee under the Indenture. Resigning Trustee hereby also resigns as Agent under the Indenture.

2.	Resigning Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all rights, powers, duties and obligations of the Trustee under the Indentures.

3.	Resigning Trustee represents and warrants to Successor Trustee that:

(a)	Resigning Trustee has made, or promptly will make, available to Successor Trustee originals, if available, or copies in its possession, of all documents relating to the Indenture and all information in the possession of its corporate trust department relating to the administration and status of the Indenture;

(b)	to the best of the knowledge of the Responsible Officers of Resigning Trustee assigned to its corporate trust department, no default or Event of Default or any event which upon notice or lapse of time or both would become an Event of Default under the Indenture has occurred and is continuing; and

(c)	no covenant or condition contained in the Indenture has been waived by Resigning Trustee or, to the best of the knowledge of the Responsible Officers of Resigning Trustee assigned to its corporate trust department, by the holders of the percentage in aggregate principal amount of the Notes required by the Indenture to effect any such waiver.

4.	The Issuer hereby accepts the resignation of Resigning Trustee as Trustee and Agent under the Indenture. Pursuant to the authority vested in it by Section 7.08 of the Indenture, the Issuer hereby appoints Successor Trustee as successor Trustee under the Indenture, with all the rights, powers, trusts and duties heretofore vested in Resigning Trustee under the Indenture. The Issuer also hereby appoints Successor Trustee as successor Agent under the Indenture.

5.	The Issuer represents and warrants to Resigning Trustee and Successor Trustee that:

(a)	it is validly organized and existing under the laws of the state of its incorporation;

(b)	the Notes were validly and lawfully issued;

(c)	it has performed or fulfilled each covenant, agreement and condition on its part to be performed or fulfilled under the Indenture;

(d)	no default or Event of Default or any event which upon notice or lapse of time or both would become and Event of Default under the Indenture has occurred and is continuing;

(e)	it has not appointed any Agent under the Indenture other than Resigning Trustee; and

(f)	it will continue to perform the obligations undertaken by it under the Indenture.

6.	Successor Trustee represents and warrants to Resigning Trustee and the Issuer that it is qualified and eligible to act as Trustee under Section 7.10 of the Indenture.

7.	Successor Trustee hereby accepts its appointment as successor Trustee and Agent under the Indenture, and accepts the obligations created thereby, and assumes all rights, powers, duties and obligations of the Trustee and Agent under the Indenture. Successor Trustee will perform said obligations and will exercise said rights, powers, duties and obligations upon the terms and conditions set forth in the Indenture.

8.	Successor Trustee hereby accepts the designation of its Corporate Trust Office as the office or agency of the Issuer in New York, New York where the Notes may be presented for payment or registration of transfer.

9.	Promptly after the execution and delivery of this Agreement, the Successor Trustee will mail or cause to be mailed to each holder of the Notes a Notice of Succession of Trustee, a form of which is attached hereto as Exhibit B in accordance with Section 7.08 of the Indenture.

10.	Pursuant to the written request of Successor Trustee and the Issuer hereby made, Resigning Trustee, upon payment of its outstanding charges, confirms, assigns, transfers and sets over to Successor Trustee, as successor Trustee under the Indenture, upon the obligations expressed in the Indenture, any and all property and money and all the rights, powers, duties and obligations which Resigning Trustee now holds under and by virtue of the Indenture.

11.	The Issuer and Resigning Trustee hereby agree, upon the request of Successor Trustee, to execute, acknowledge and deliver such further instruments of conveyance and assurance and to do such other things as may be reasonably required for more fully and certainly vesting and confirming in Successor Trustee all of the applicable rights, powers and trusts of Resigning Trustee as Trustee and Agent under the Indenture.

12.	Resigning Trustee agrees to indemnify Successor Trustee and save Successor Trustee harmless from and against any and all costs, claims, liabilities, losses or damages whatsoever (including the reasonable fees, expenses and disbursements of Successor Trustee’s counsel and other advisors), that Successor Trustee suffers or incurs without negligence or bad faith on its part arising out of actions or omissions of Resigning Trustee. Successor Trustee will furnish to Resigning Trustee, promptly after receipt, all papers with respect to any action the outcome of which would make operative the indemnity provided for in this Section. Successor Trustee shall notify Resigning Trustee promptly in writing (and, in any event, within no later than 10 days) of any claim for which it may seek indemnity. Resigning Trustee shall have the option to defend the claim and Successor Trustee shall cooperate fully in the defense. If Resigning Trustee shall assume the defense, then Resigning Trustee shall not pay for separate counsel of Successor Trustee. Resigning Trustee shall not be obligated to pay for any settlement made without its consent.

13.	Capitalized terms not otherwise defined in this Agreement shall have the definitions given thereto in the Indenture.

14.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York without giving effect to the principles of conflict of laws.

15.	In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16.	This Agreement may be simultaneously executed in any number of counterparts. Each such counterpart so executed shall be deemed to be an original, but all together shall constitute but one and the same instrument.

17.	This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the date first above written, upon the execution and delivery hereof by each of the parties hereto, and any and all payments required to be made by the Trustee under the Indenture shall be made by Successor Trustee following such effectiveness.

18.	Notwithstanding the resignation of Resigning Trustee effected hereby, the Issuer shall remain obligated under Section 7.07 of the Indenture to compensate, reimburse and indemnify Resigning Trustee in connection with its prior trusteeship under the Indenture. The Issuer also acknowledges and reaffirms its obligations to Successor Trustee as set forth in Section 7.07 of the Indenture, which obligations shall survive the execution hereof.

19.	All notices, whether faxed or mailed, will be deemed received when sent pursuant to the following instructions:

TO RESIGNING TRUSTEE:

Mr. James R. Lewis

Vice President

JPMorgan Chase Bank, N.A.

Worldwide Securities Services

4 New York Plaza, 20th Floor

New York, New York 10004

Fax: (212) 623-6624

Tel: (212) 623-6759

TO SUCCESSOR TRUSTEE:

Deutsche Bank Trust Company Americas

Trust & Securities Services

60 Wall Street, 27th Floor

MS: NYC60-2710

New York, NY 10005

Fax: (212) 250-8622

with a copy to:

Deutsche Bank National Trust Company

Trust & Securities Services

25 DeForest Avenue

Mail Stop: SUMOI-0105

Summit, NJ 07901

Fax: (732) 578-4635

Tel: (908) 608-3162

TO THE ISSUER:

Joyce King-Lavinder

Vice President and Treasurer

Coca-Cola Enterprises Inc.

P.O. Box 723040

Atlanta, GA 31139-0400

Fax: (770) 989-3061

Tel: (770) 989-3052

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IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

COCA-COLA ENTERPRISES INC.

By:	/S/ JOYCE KING LAVINDER
	Name:	Joyce King-Lavinder
	Title:	Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as Resigning Trustee

By:	/S/ J. R. LEWIS
	Name:	J. R. Lewis
	Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Successor Trustee

By:	/S/ RICHARD L. BUCKWATER
	Name:	Richard L. Buckwater
	Title:	Vice President

By:	/S/ ANNIE JAGHATSPANYAN
	Name:	Annie Jaghatspanyan
	Title:	Assistant Vice President

EXHIBIT A

CHART OF OUTSTANDING SECURITIES

ISSUE	OUTSTANDING PRINCIPAL AMOUNT	CUSIP #
Medium Term Notes due 2018	$25,500,000
7% Debentures due 2026	$299,950,000	191219AW4
Zero Coupon Note Due June 20, 2020	$629,360,000	191219AV6
6.95% Debentures due 2026	$500,000,000	191219AY0
6.70% Debentures due 2036	$299,990,000	191219AX2
7% Debentures Due 2098	$250,000,000	191219BD5
7.125% Notes due 2017	$300,000,000	191219BB9
8 1/2% Debentures Due 2012	$250,000,000	191219AN4
6.75% Debentures Due 2038	$250,000,000	191219BC7
6.75% Debentures Due 2028	$400,000,000	191219BE3
5.75% Notes Due 2008	$600,000,000	191219BF0
7.125% Notes Due 2009	$131,303,000	191219BG8
6.125% Notes due 2011	$286,938,000	191219BJ2
4.375% Notes Due 2009	$500,000,000	191219BM5
4.250% Notes due 2010	$250,000,000	191219BP8
8.50% Debentures due 2022	$750,000,000	191219AP9
6 3/4 % Debentures Due 2023	$250,000,000	191219AU8
8% Debentures Due 2022	$250,000,000	191219AQ7
5.71% Notes Due 2037	$4,390,000	19122EAP7

EXHIBIT B

NOTICE OF SUCCESSION OF TRUSTEE

To the Holders of Coca-Cola Enterprises Inc.’s (the “Issuer”)

ISSUE	CUSIP #
Medium Term Notes due 2018
7% Debentures due 2026	191219AW4
Zero Coupon Note Due June 20, 2020	191219AV6
6.95% Debentures due 2026	191219AY0
6.70% Debentures due 2036	191219AX2
7% Debentures Due 2098	191219BD5
7.125% Notes due 2017	191219BB9
8 1/2% Debentures Due 2012	191219AN4
6.75% Debentures Due 2038	191219BC7
6.75% Debentures Due 2028	191219BE3
5.75% Notes Due 2008	191219BF0
7.125% Notes Due 2009	191219BG8
6.125% Notes due 2011	191219BJ2
4.375% Notes Due 2009	191219BM5
4.250% Notes due 2010	191219BP8
8.50% Debentures due 2022	191219AP9
6 3/4 % Debentures Due 2023	191219AU8
8% Debentures Due 2022	191219AQ7
5.71% Notes Due 2037	19122EAP7

(collectively, the “Notes”)

NOTICE IS HEREBY GIVEN that, pursuant to Section 7.08 of the Indenture, dated as of July 30, 1991, as supplemented by the First Supplemental Indenture, dated as of January 29, 1992 (as so supplemented, the “Indenture”), under which the above mentioned Notes were issued, JPMorgan Chase Bank, N.A., as successor in interest to Manufacturers Hanover Trust Company, has resigned as Trustee and Agent.

NOTICE IS HEREBY FURTHER GIVEN that pursuant to Section 7.08 of the Indenture, the Issuer has appointed Deutsche Bank Trust Company Americas, a New York banking corporation,

as successor Trustee and Agent under the Indenture. Deutsche Bank Trust Company Americas has, pursuant to Section 7.08 of the Indenture, accepted such appointment, effective as of December 1, 2006. The address of the Corporate Trust Office of Deutsche Bank Trust Company Americas is 60 Wall Street, 27th Floor, Mail Stop: NYC60-2710, New York, NY 10005, Attn: Trust & Securities Services.

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:
Name:
Title:

Dated: December 5, 2006